UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Verizon Communications Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Marc C. Reed Executive Vice President – Human Resources	Verizon Communications Inc. 140 West Street, 29th Floor New York, New York 10007

April 23, 2009

Dear Investor:

We recently sent you a letter describing key features of our executive compensation program. We want to advise you that we have recently decided to make the following changes as part of our goal of continuing to improve our program:

•

To discontinue the practice of making an executive whole for tax liability related to the payments that the company makes to the executive to defray a portion of the premium under Verizon’s Executive Life Insurance Plan for employee participants beginning with the next premium that is due (which will be in 2010) and for those participants who retire after December 31, 2009; and

•

To provide that the current policy of permitting a Chief Executive Officer to use company aircraft for personal use following retirement will not apply to the current and any subsequent CEO of Verizon.

Please call me if you have any questions.

Sincerely,